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                                  ROPES & GRAY
                               ONE FRANKLIN SQUARE
                       1301 K STREET, N.W., SUITE 800 EAST
                              WASHINGTON, DC 20005

                   WRITER'S DIRECT DIAL NUMBER: (202) 626-3915

                                 March 24, 2000




HighMark Funds
1 Freedom Valley Drive
Oaks, Pennsylvania  19456

Gentlemen:

      You have registered under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest of HighMark Funds ("Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). You propose to file a combined proxy/registration statement on Form N-14 with respect to certain units of beneficial interest of the Trust ("Shares").

      We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined a copy of your Bylaws and such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

      Based upon the foregoing, we are of the opinion that the issue and sale of the Shares have been duly authorized under Massachusetts law. Upon the original issue and sale of the Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares will be validly issued, fully paid and non-assessable.

      HighMark Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.


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HighMark Funds
March 24, 2000
Page 2

      We understand that this opinion is to be used in connection with the filing of the N-14. We consent to the filing of this opinion with and as part of your N-14.

                                            Sincerely,

                                            /s/ Ropes & Gray

                                            ROPES & GRAY